Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-110973, 333-122861, 333-132329, and 333-152920 of LECG Corporation (the “Company”) on Form S-8 of our reports dated March 30, 2009 relating to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 30, 2009